Exhibit 99.8

               The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to the reference to him/her as a director designee of Security Capital Assurance Ltd (the “Company”) under the captions “Management—Directors, Executive Officers and Key Employees”, “Management—Board of Directors” and “Certain Relationships and Related Party Transactions—Relationships with XL Capital and its Affiliates—Ongoing Relationships—Ownership of XL Capital Shares by Our Directors and Executive Officers” contained in the Registration Statement on Form S-1 of the Company, and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement (including the prospectus contained therein). I further consent to the filing of this consent as an exhibit to such Registration Statement.

July 11, 2006	/s/ Robert M. Lichten

Robert M. Lichten